Exhibit 10.9

AMERIPRISE FINANCIAL

DEFERRED SHARE PLAN

FOR OUTSIDE DIRECTORS

Adopted effective as of September 30, 2005

AMERIPRISE FINANCIAL

DEFERRED STOCK PLAN

FOR OUTSIDE DIRECTORS

Adopted effective as of September 30, 2005

Purpose

Effective September 30, 2005, the Board approved the Ameriprise Financial Deferred Share Plan for Outside Directors to (a) provide for the crediting of Deferred Share Units or “DSUs” to Eligible Directors in respect of services rendered by such Participants as members of the Board and (b) permit Eligible Directors to elect to receive a portion of their Director Fees on a deferred basis.  The purpose of the Plan is to provide a means for the deferral by Eligible Directors of the Company of Director Fees and to promote a greater alignment of interests between Eligible Directors and the shareholders of the Company.  This Plan shall be unfunded for tax purposes.

Article 1

Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated in this Article 1:

1.01                                       “Account” shall mean, collectively, a Participant’s Stock Account and a Participant’s Cash Account, in each case as established under the terms and conditions of the Plan.

1.02                                       “Amended Annual Election Form” shall mean the Amended Annual Election Form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the elections previously made by the Participant under any Annual Election Form.

1.03                                     “Amended Beneficiary Designation Form” shall mean the Amended Beneficiary Designation Form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the designation of a Participant’s Beneficiary or Beneficiaries previously made by the Participant under any Beneficiary Designation Form.

1.04                                       “Amended Distribution Election Form” shall mean the Amended Distribution Election Form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the Distribution Election previously made by the Participant under any Distribution Election Form.

1.05                                       “Annual DSU Grant” shall mean the annual grant to an Eligible Director of DSUs, which will be automatically credited to a Director’s Stock Account on an annual basis in accordance with Section 3.01 of the Plan.

1.06                                       “Annual Election Form” shall mean the Annual Election Form required by the Committee to be signed and submitted by a Participant in connection with the Participant’s deferral election with respect to a given Plan Year.

1.07                                       “Annual Fee” shall mean, with respect to an Eligible Director, such Eligible Director’s annual cash retainer fee

1.08                                       “Annual Elective Deferral” shall mean the aggregate amount electively deferred by a Participant in respect of a particular Plan Year under Section 3.02.

1.09                                       “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive a distribution of a Participant’s Account under the Plan in the event of the Participant’s death.

1.10                                       “Beneficiary Designation Form” shall mean the Beneficiary Designation Form or Amended Beneficiary Designation Form last signed and submitted by a Participant and accepted by the Committee.

1.11                                       “Board” shall mean the board of directors of the Company.

1.12                                       “Cash Account” shall mean a notional, bookkeeping account established under the Plan for a Participant to measure the value of any portion of a Participant’s Annual Elective Deferral for a Plan Year that is not deemed to be invested in Stock Units.

1.13                                       “Cash Account Interest Rate” shall mean Moody’s Composite Yield on Seasoned Aaa Corporate Bonds.

1.14                                       “Change in Control” has the meaning set forth in the Ameriprise Financial 2005 Incentive Compensation Plan; provided, that notwithstanding anything to the contrary therein, a Change in Control shall not be deemed to occur under the Plan as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control under the Plan would cause any tax to become due under Section 409A of the Code.

1.15                                       “Claimant” shall have the meaning set forth in Section 10.01.

1.16                                       “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

1.17                                       “Committee” shall mean the Compensation and Benefits Committee of the Company or such other committee designated by the Board to administer the Plan.

1.18                                       “Company” shall mean Ameriprise Financial, Inc., a Delaware corporation, and any successor to all or substantially all of its assets or business.

1.19                                       “Company Stock” shall mean the common stock, par value $0.01 per share, of the Company.

1.20                                       “Deferred Share Unit” or “DSU” shall mean a unit credited to a Participant’s Stock Account in accordance with the terms and conditions of the Plan.  Each DSU shall represent the right to receive a share of Company Stock at the time or times designated in the Plan.

1.21                                       “Distribution Election” shall mean an election made in accordance with Section 2 of the Plan.

1.22                                       “Distribution Election Form” shall mean the Distribution Election Form required by the Committee to be signed and submitted by a Participant with respect to a Distribution Election.

1.23                                       “Election Form” shall mean, with respect to the portion of any Account that relates to a Participant’s Annual Elective Deferrals under the Plan, the Annual Election Form or the Amended Annual Election Form last signed and submitted by the Participant and accepted by the Committee with respect to that Account.

1.24                                       “Eligible Compensation” shall mean annual retainer fees, chair retainer fees and any other cash compensation payable to Eligible Directors.

1.25                                       “Eligible Director” shall mean a member of the Board who is not also an employee of the Company or any of its subsidiaries or affiliates.

1.26                                       “Enrollment Forms” shall mean, for any Plan Year, the Annual Election Form, the Distribution Election Form, the Beneficiary Designation Form and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion.

1.27                                       “Market Value” of a share of Company Stock shall mean the fair market value thereof, which shall be the price per common share which is equal to the average closing price for a board lot of Company Stock on the New York Stock Exchange (the “NYSE”) during the five trading days immediately preceding the date of determination.  If at any time the Company Stock is no longer listed or traded on the NYSE, the Market Value shall be calculated in such manner as may be determined by the Committee from time to time.

1.28                                       “Participant” shall mean any Eligible Director who commences participation in the Plan and whose participation in the Plan has not terminated.  A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.29                                       “Plan” shall mean the Ameriprise Financial Deferred Share Plan for Outside Directors, which shall be evidenced by this instrument and by each Enrollment Form, as they may be amended from time to time.

1.30                                       “Plan Year” shall mean the period beginning on January 1 of each year and ending on December 31 of such year.

1.31                                       “Pro Rata Annual DSU Grant” shall have the meaning set forth in Section 3.01(c) of the Plan.

1.32                                       “Pro Rata Annual Fee” shall mean, with respect to an Eligible Director, the product obtained by multiplying such Eligible Director’s annual cash retainer fee by a fraction, the numerator of which is the number of full months in the applicable Service Period that follow the date on which such Eligible Director first becomes an Eligible Director under the Plan and the denominator of which is twelve; provided, that with respect to the Service Period that commences on September 30, 2005, the denominator for purposes of calculating the Pro Rata Annual Fee will be equal to the number of full months from September 30, 2005 through the first Annual Meeting of Shareholders at which the shareholders elect directors to the Board that occurs after September 30, 2005.

1.33                                       “Quarter” shall mean any of the four quarters of any financial year of the Company as may be adopted from time to time and, until the financial year of the Company is changed, shall mean the quarters ending March 31, June 30, September 30 and December 31.

1.34                                       “Reference Date” shall mean the date used to determine the Market Value of a share of Company Stock for purposes of determining the number of DSUs to be credited to a Participant’s Stock Account.  Unless otherwise determined by the Committee and approved by the Board, the Reference Date shall be:  (a) with respect to the Annual DSU Grant made in 2005, the fifth trading day following September 30, 2005, (b) with respect to an Annual DSU Grant made in any Plan Year commencing on or after January 1, 2006, the date of the Company’s Annual Meeting of Shareholders at which the shareholders elect directors to the Board, (c) with respect to a Pro Rata Annual DSU Grant, the fifth trading day following the release by the Company of its financial statements for the Quarter in which the applicable Eligible Director first becomes an Eligible Director, (d) with respect to the portion of a Participant’s Annual Elective Deferral that is notionally invested in DSUs in respect of any Quarter, the fifth trading day following the release by the Company of its financial statements for such Quarter, and (e) with respect to an Eligible Director’s election pursuant to Section 3.03 of the Plan to notionally invest a portion of the funds in his or her Cash Account in DSUs, the fifth trading day following the release by the Company of its financial statements for the applicable Quarter to which the election relates.

1.35                                       “Service Period” shall mean the twelve-month period between the Company’s Annual Meetings of Shareholders at which the shareholders elect directors to the Board; provided, that, the first Service Period under the Plan will be the period commencing on September 30, 2005 and will continue until the first Annual Meeting of Shareholders at which the shareholders elect directors to the Board that occurs after September 30, 2005.

1.36                                       “Settlement Date” shall mean, unless otherwise determined by the Committee, the date on which shares of Company Stock shall be delivered in settlement of DSUs in accordance with Article 4 hereof.

1.37                                       “Stock Account” shall mean a notional, bookkeeping account established under the Plan for a Participant to measure the value of (a) any portion of a Participant’s Annual Elective Deferral for a Plan Year that is deemed to be invested in DSUs and (b) all DSUs credited to the Participant in connection with his or her Annual DSU Grant or Pro Rata Annual DSU Grant.

1.38                                       “Survivor Benefit” shall mean the benefit set forth in Article 6.

1.39                                       “Termination of Service” shall mean, with respect to a Participant, the termination of such Participant’s service on the Board, voluntarily or involuntarily, under circumstances that would constitute a “separation from service” for purposes of Section 409A of the Code.

Article 2

Eligibility, Selection, Enrollment

                    2.01                     Eligibility.  All Eligible Directors shall participate in the Plan.  An Annual DSU Grant or Pro Rata Annual DSU Grant will be credited to the Stock Account of each Eligible Director on an annual basis pursuant to Section 3.01 of the Plan.  In addition, each Eligible Director may elect to make an Annual Elective Deferral in respect of each Plan Year in accordance with, and subject to the procedures set forth in, the Plan.

                    2.02                     Enrollment Forms related to Automatic Crediting of DSUs.  Each Eligible Director will complete, execute and return to the Committee a Beneficiary Designation Form, which will remain in full force and effect with respect to all DSUs that are automatically credited to the Eligible Director’s Stock Account pursuant to Section 3.01 (as adjusted to take into account the payment of dividends) for all Plan Years unless amended by the Eligible Director in accordance with the terms of the Plan.

                    2.03                     Enrollment Requirements for Annual Elective Deferrals.  As a condition to being eligible to make an Annual Elective Deferral for any Plan Year, each Eligible Director shall be required to complete, execute and return to the Committee each of the required Enrollment Forms no later than the last day of the immediately preceding Plan Year (or such earlier date as the Committee may establish from time to time).  Notwithstanding the foregoing, in the case of an Eligible Director who first becomes eligible to participate in the Plan during any Plan Year, such Eligible Director shall complete, execute and return to the Committee or its designee each of the required Enrollment Forms no later than thirty (30) days following the date on which such Eligible Director first becomes eligible to participate in the Plan (or such earlier date as the Committee may establish from time to time) provided that such Annual Elective Deferral shall apply only with respect to services performed subsequent to the time such Enrollment Forms are accepted by the Committee.  Each Eligible Director shall have on file with the Committee or its designee a completed Beneficiary Designation Form prior to the date specified by the Committee, and the Committee shall establish from time to time such other enrollment requirements as it determines necessary, in its sole discretion.

                                Provided an Eligible Director in respect of a particular Plan Year has met all enrollment requirements set forth in the Plan and any other requirements imposed by the Committee, including signing and submitting all Enrollment Forms to the Committee or its designee within the specified time period, the Eligible Director’s designated deferrals shall commence as of the date established by the Committee in its sole discretion.  If an Eligible Director fails to meet all such requirements within the specified time period with respect to any Plan Year, the Eligible Director shall not be eligible to make any deferrals for that Plan Year.

                    2.04                     Subsequent Elections for Annual Elective Deferrals.  The Enrollment Forms submitted by a Participant in respect of such Participant’s elective deferrals for a particular Plan Year will not be effective with respect to any subsequent Plan Year, except that the Beneficiary Designation Form on file with the Committee will remain effective for all subsequent Plan Years unless and until an Amended Beneficiary Designation Form is submitted.  If an Eligible Director is eligible to make elective deferrals under the Plan for a subsequent Plan Year and the required Enrollment Forms are not timely delivered for the subsequent Plan Year, the Participant shall not be eligible to make any elective deferrals with respect to such subsequent Plan Year.

Article 3

Participant Deferrals, Commitments and Adjustments

3.01                     Automatic Annual DSU Grant.

(a)         Establishment of Stock Account.  A Stock Account will be established under the Plan for each Eligible Director at the time that he or she becomes an Eligible Director.

(b)         Automatic Crediting of Annual DSU Grant.  An Annual DSU Grant will be made at the commencement of each Service Period to all persons who are Eligible Directors on the Reference Date for such Annual DSU Grant.  The Annual DSU Grant will be automatically credited to each Eligible Director’s Stock Account on the Reference Date and will equal the quotient determined by dividing: (a) the Eligible Director’s Annual Fee by (b) the Market Value of a share of Company Stock on the Reference Date for such Annual DSU Grant.  Fractional DSUs will be credited to an Eligible Director’s Stock Account rounded to three decimal places.  The first Annual DSU Grant will be made under the Plan in respect of the Service Period commencing on September 30, 2005.

(c)         Crediting of Pro Rata Annual DSU Grant.  An Eligible Director who first becomes an Eligible Director in a Service Period after the Reference Date for the Annual DSU Grant made in respect of such Service Period has occurred will be eligible to receive a “Pro Rata Annual DSU Grant” for such Service Period.  The Pro Rata Annual DSU Grant will be credited to the Eligible Director’s Stock Account on the Reference Date for such Pro Rata Annual DSU Grant and will equal the quotient determined by dividing: (a) the Eligible Director’s Pro Rata Annual Fee by (b) the Market Value of a share of Company Stock on the Reference Date for such Pro Rata Annual DSU Grant.  Fractional DSUs will be credited to an Eligible Director’s Stock Account rounded to three decimal places.

(d)         A Participant who becomes an employee of the Company or any of its subsidiaries or who, as a result of a determination by the Committee, shall no longer be eligible to continue to participate in the Plan, shall not be entitled to receive any additional Annual DSU Grants under this Section 3.01 in respect of any of his or her future fees.  DSUs already credited to any such Participant’s Stock Account in respect of past Annual DSU Grants shall remain governed by the Plan and the Annual Election Form (or Amended Annual Election Form) on file for such Participant, and such Participant shall be entitled to continue to have DSUs credited to such Participant’s Stock Account under Section 3.04 until such Participant’s Settlement Date.

3.02                     Participant Elective Deferrals.

(a)                       Deferral Election.  The Committee shall have sole discretion to determine the terms and conditions applicable to the Annual Elective Deferral.  To the extent permitted by the Committee and subject to the terms and conditions provided by the Committee, a Participant for a given Plan Year may make an election to defer the receipt of amounts payable to the Participant in the form of compensation for services rendered during that Plan Year.  The Participant’s election shall be evidenced by an Annual Election Form completed and submitted to the Committee in accordance with the procedures and time frames as may be established by the Committee in its sole discretion.

(b)                       Crediting of Account.  The amounts deferred by a Participant in respect of services rendered during a Plan Year shall be referred to collectively as the “Annual Elective Deferral.”  The Annual Elective Deferral shall be credited on a quarterly basis to the Participant’s Stock Account and Cash Account, as determined in accordance with the Participant’s investment election pursuant to Section 3.02(d), with such crediting to occur on the Reference Date in respect of each Quarter.

(c)                       Minimum and Maximum Deferrals.  In respect of the Plan Year that commences on January 1, 2006, (i) an Eligible Director who elects to make an elective deferral under the Plan must elect to defer at least twenty-five percent (25%) of his or her Eligible Compensation and (ii) an Eligible Director may elect to defer up to 100% of his or her Eligible Compensation in increments of twenty-fine percent (25%) of his or her Eligible Compensation.  In respect of Plan Years commencing on or after January 1, 2007, the Committee may designate different minimum and maximum amounts that an Eligible Director may elect to defer under the Plan.

(d)                       Investment Election.  Each Eligible Director who elects to make an Annual Elective Deferral under the Plan will be required to designate, at the time that he or she makes an Annual Investment Election, the portion of the Annual Elective Deferral that will be notionally invested in DSUs, which may be zero (0).  If a Participant elects to notionally invest a portion of his or her Annual Elective Deferral in DSUs, the number of DSUs that will be credited to a Participant’s Stock Account in respect of his or her Annual Elective Deferral will be determined quarterly on the Reference Date and credited to such Participant’s Stock Account as of such date, and will be equal to the quotient obtained by dividing (a) the amount of the Annual

Elective Deferral for such Quarter that the Participant has notionally elected to invest in DSUs by (b) the Market Value of a share of Company Stock on the Reference Date for such Quarter.  Any portion of the Participant’s Annual Elective Deferral that is not notionally invested in DSUs will be credited to the Participant’s Cash Account, where it will earn interest at the Cash Account Interest Rate.

3.03                     Changes to Investment Elections.  A Participant may, on a Quarterly basis, elect to notionally invest a portion of the funds notionally invested in his or her Cash Account in DSUs at such times as the Committee may designate by completing and submitting to the Committee an Amended Election Form in accordance with such procedure and time frames as may be established from time to time at the sole discretion of the Committee.  In connection with any such election, the Participant’s Cash Account will be debited by the amount the Participant designates for notional investment in DSUs (the “DSU Investment Amount”), and the Participant’s Stock Account will be increased by a number of DSUs determined by dividing the DSU Investment Amount by the Market Value of a share of Company Stock on the applicable Reference Date.  Notwithstanding anything to the contrary in the Plan, a Participant may not at any time make any changes with respect to the amounts credited to the Participant’s Stock Account in the form of DSUs pursuant to Section 3.01 or with respect to the portion of the Participant’s Annual Elective Deferral that he or she elects to notionally invest in DSUs pursuant to Section 3.02 or 3.03, in each case as adjusted pursuant to Section 3.04.

                    3.04                     Dividends and Related Amounts.  A Participant’s Stock Account shall, from time to time during such Participant’s period of participation under the Plan, including during the period following the Participant’s Termination of Service and until the Settlement Date, be credited on each dividend payment date in respect of Company Stock with additional DSUs, the number of which shall be equal to the quotient determined by dividing (a) the product determined by multiplying (i) one hundred percent (100%) of each dividend declared and paid by the Company on the Company Stock on a per share basis by (ii) the number of DSUs recorded in the Participant’s Accounts on the record date for the payment of any such dividend, by (b) the Market Value of a share of Company Stock on the dividend payment date for such dividend, in each case, with fractions computed to three decimal places.

                In the event of any change in the capitalization of the Company, the Committee may make such adjustments in the DSUs credited to Participants’ Stock Account on the date on which such change occurs and in such other terms of such DSUs as the Committee may consider appropriate.

Article 4

Distribution of Accounts

4.01                     Distribution Elections with respect to Annual Elective Deferrals.

(a)                       Initial Elections.  The Participant shall make a Distribution Election at the times set forth in Section 2 of the Plan to have the Participant’s Cash Account and the portion of the Participant’s Stock Account that relates to his or her Annual Elective Deferrals distributed in incrementally increasing ratios (e.g., 1/5, 1/4, 1/3, 1/2, 1) as follows:

(i)            Lump sum payment at the end of the Quarter immediately following the Quarter in which the Participant’s Termination of Service occurs;

(ii)           Lump sum payment on March 31 of a specified year; or

(iii)          Annual installment payments following the Termination of Service.  If this option is elected, the first installment will be paid at the end of the Quarter that follows the Quarter in which the Participant’s Termination of Service occurs and all future installments will be paid on March 31 of a given year, commencing on the March 31 of the year following the year in which the initial installment distribution is made.

(b)                       Subsequent Elections.   A Participant may amend his or her Distribution Election in accordance with such procedures as may be adopted by the Committee from time to time.

                    4.02                     Distribution of Annual DSU Grant.  The portion of a Participant’s Stock Account that relates to the Participant’s Annual DSU Grant shall be distributed in a lump sum at the end of the Quarter immediately following the Quarter in which the Participant’s Termination of Service occurs.

                    4.03                     Payment on a Change in Control.  Nothwithstanding anything to the contrary set forth in a Participant’s Annual Distribution Election Form or the Plan, upon the occurrence of a Change in Control, the Company will distribute all previously undistributed amounts under the Plan to Participants (or their Beneficiaries, as the case may be).

                    4.04                     Form of Payment.  Except as may be otherwise determined by the Committee, all distributions under the Plan with respect to DSUs credited to the Participant’s Stock Account will be made in Company Stock.  All distributions under the Plan with respect to amounts credited to a Participant’s Cash Account will be paid in cash.  Except as may be otherwise determined by the Board, all distributions under the Plan in the form of Company Stock shall be distributed pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan or any successor plan thereto.

Article 5

Survivor Benefit

                    5.01                     Survivor Benefit. A Participant’s Beneficiary shall receive a Survivor Benefit equal to the Participant’s Accounts, if the Participant dies before he or she has received a complete distribution of his or her Accounts.

                    5.02                     Payment of Survivor Benefit.  The Survivor Benefit shall be payable to the Beneficiary indicated on the Participant’s Beneficiary Designation Form in a lump sum payment.  Subject to Article 5, the lump sum payment will be made as soon as practical after the date on which the Committee is notified in writing of the Participant’s death.

Article 6

Beneficiary Designation

                    6.01                     Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan or arrangement in which the Participant participates.

                    6.02                     Beneficiary Designation; Change.  A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and submitting to the Committee an Amended Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Committee of an Amended Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

                    6.03                     Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

                    6.04                     No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Accounts, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

                    6.05                     Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

                    6.06                     Discharge of Obligations.  The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant, and each of the Participant’s Annual Election Forms shall terminate upon such full payment of benefits.

Article 7

Termination, Amendment or Modification

                    7.01                     Termination.  Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future.  Accordingly, the Company reserves the right to terminate the Plan at any time or to terminate an Eligible Director’s participation in the Plan.  Upon the termination of the Plan, all amounts credited to each of the Accounts of each affected Participant shall be paid to the Participant or, in the case of the Participant’s death, to the Participant’s Beneficiary, in a lump sum notwithstanding any elections made by the Participant, and the Annual Election Forms relating to each of the Participant’s Accounts shall terminate upon full payment of such Accounts, except that the Company shall not have any right to so accelerate the payment of any amount to the extent such right would cause the Plan to fail to comply with, or cause a Participant or such Participant’s Beneficiary to be subject to a tax under, the provisions of Section 409A of the Code.

                    7.02                     Amendment.  The Company may, at any time, amend or modify the Plan in whole or in part by the actions of the Committee; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Aggregate Vested Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Service as of the effective date of the amendment or modification and (ii) except as specifically provided in the Plan, no amendment or modification shall be made after a Change in Control which adversely affects the calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant or Beneficiary would have had but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment.

                    7.03                     Effect of Payment.  The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under the Plan and each of the Participant’s Annual Election Forms shall terminate.

Article 8

Administration

                    8.01                     Committee Duties.  This Plan shall be administered by the Committee.  Members of the Committee may be Participants under the Plan.  The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

                    8.02                     Agents.  In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

                    8.03                     Binding Effect of Decisions.  The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

                    8.04                     Indemnity of Committee.  The Company shall indemnify and hold harmless the members of the Committee and any of its designees to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such designee.

                    8.05                     No Registration.  The Company shall be under no obligation to effect the registration pursuant to the U.S. Securities Act of 1933 of any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded.  The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

Article 9

Other Benefits and Agreements

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program made available to Participants.  The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

Article 10

Claims Procedures

                    10.01                   Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  The claim must state with particularity the determination desired by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

                    10.02                   Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)                       that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                          that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)             the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)                              an explanation of the claim review procedure set forth in Section 10.03 below.

   10.03                           Review of a Denied Claim.  Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

                                                                                                                                                (a)       may review pertinent documents;

                                                            (b)       may submit written comments or other documents; and/or

                                                            (c)       may request a hearing, which the Committee, in its sole discretion, may grant.

   10.04                           Decision on Review.  The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date.  Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

                                                                                                                                                (a)       specific reasons for the decision;

(b)       specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

                                                            (c)       such other matters as the Committee deems relevant.

   10.05                           Arbitration.  A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any arbitration with respect to any claim for benefits under the Plan.  Any and all claims that are not resolved to the satisfaction of a Claimant under the above provisions of this Article 10 shall be subject to arbitration conducted in the State of Minnesota, Hennepin County, and shall be administered by, and pursuant to the Commercial Arbitration Rules and Mediation Procedures of, the American

Arbitration Association (“AAA”).  Unless otherwise provided herein each party shall bear its own costs and expenses in connection with such arbitration and the parties shall contribute equally the arbitrator’s fees.  The arbitrator’s decision in any dispute shall be final and binding and shall not be subject to appeal or judicial review.

Article 11

Miscellaneous

                    11.01                   Status of Plan.  The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a).  The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.  All Accounts and all credits and other adjustments to such Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan.  No Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.  In addition, the Committee shall use its reasonable best efforts to interpret and administer the Plan in a manner that satisfies the requirements of Section 409A of the Code.

                    11.02                   Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company.  For purposes of the payment of benefits under the Plan, any and all of the Company’s assets, shall be, and remain, the general, unpledged unrestricted assets of the Company.   The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

                    11.03                   Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

                    11.04                   Nothing in the Plan or any Annual Election Form shall be deemed to give a Participant the right to continue to be retained in the service of the Company.

                    11.05                   Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

                    11.06                   Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and

whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

                    11.07                   Captions.  The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

                    11.08                   Governing Law.  The provisions of the Plan shall be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.

                    11.09                   Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Ameriprise Financial, Inc.

361 Ameriprise Financial Center

Minneapolis, Minnesota  55474

Attn:  VP, Compensation and Benefits
with a copy to:  General Counsel’s Office

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

                    11.10                   Successors.  The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

                    11.11                   Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

                    11.12                   Validity.  In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

                    11.13                   Incompetent.  If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the Account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

                    11.14                   Distribution in the Event of Taxation.  If, for any reason, all or any portion of a Participant’s benefit under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balances under the Plan).  If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted.  Such a distribution shall affect and reduce the benefits to be paid under the Plan.

                    11.15                   Legal Fees To Enforce Rights After Change in Control.  The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan.  In these circumstances, the purpose of the Plan could be frustrated.  Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction; provided, however, that in the event that the trier in any such legal action determines that the Participant’s claim was not made in good faith or was wholly without merit, the Participant shall return to the Company any amount received pursuant to this Section 11.15.